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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement dated March 18, 1997 (to Prospectus dated March 18, 1997) of Aames Capital Corporation relating to the Mortgage Pass-Through Certificates, Series 1997-A of Aames Mortgage Trust 1997-A, of our report dated January 22, 1996, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1995 and 1994 and for the three years ended December 31, 1995. We also consent to the reference to our Firm under the caption "Report of Experts".



                                                   /s/ Coopers & Lybrand L.L.P.


March 18, 1997
New York, New York